CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF


                              Warren Resources Inc.


         Pursuant to Section 805 of the Business Corporation Law




IT IS HEREBY CERTIFIED THAT:

The name of the corporation is Warren Resources Inc.

The certificate of incorporation was filed with the Department of State June 12, 1990.

The certificate of incorporation is hereby amended to increase the number of shares from two hundred (200) shares with no par value to two thousand (2,000) shares with no par value by amending the forth paragraph to read as follows:

     The aggregate number of shares the corporation shall have the authority to issue is two thousand (2,000) shares with no par value.


The amendment to the certificate of incorporation was authorized by the sole incorporator. The Corporation does not have any shareholder of record or any subscribers for shares whose subscriptions have been accepted, or any directors or officers.

IN WITNESS WHEREOF, this certificate has been subscribed this 15th day of November, 1990, by the undersigned who affirms that the statements made herein are true pursuant to the penalties of perjury.

                                                  /s/ Karen McKeown
                                                  Karen McKeown
                                                  Sole Incorporator